THE CHEFS’ WAREHOUSE, INC. 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Chefs’ Warehouse, Inc.
Ridgefield, CT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-175974), the Registration Statement on Form S-3 (No. 333-187348) and the Registration Statement on Form S-4 (No. 333-187349) of The Chefs’ Warehouse, Inc. of our reports dated March 4, 2016, relating to the consolidated financial statements and the effectiveness of The Chefs’ Warehouse, Inc.’s internal control over financial reporting, which appear in the Annual Report on Form 10-K of The Chefs’ Warehouse, Inc. for the fiscal year ended December 25, 2015.

/s/ BDO USA, LLP

Stamford, CT
March 4, 2016